As filed with the Securities and Exchange Commission on September 13, 2024
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHORD ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	80-0554627
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

CHORD ENERGY CORPORATION LONG TERM INCENTIVE PLAN
(Full title of the plan)

Shannon B. Kinney
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
1001 Fannin Street, Suite 1500
Houston, Texas 77002
(Name and address of agent for service)

(281) 404-9500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of an additional 608,061 shares of common stock, par value $0.01 per share (the “Stock”), of Chord Energy Corporation, a Delaware corporation (the “Registrant”), that may be issued pursuant to the Chord Energy Corporation Long Term Incentive Plan (as amended from time to time, the “Plan”) as a result of the assumption of the authorized but unused shares that remained available under the Enerplus Corporation Share Award Incentive Plan following the completion of the Company’s transaction with Enerplus Corporation, a corporation existing under the laws of the Province of Alberta, Canada (“Enerplus”), whereby Enerplus became a wholly-owned subsidiary of the Company (the “Transaction”). For the avoidance of doubt, in accordance with Rule 5635(c)(3) and IM-5635-1 of the applicable listing rules of the Nasdaq Stock Market, the authorized but unused shares that remained available under the Enerplus Plan were adjusted to reflect the Transaction in order to determine the 608,061 shares of Stock registered pursuant this Registration Statement.

Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the registration statement on Forms S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2022 (File No. 333-262192).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Conformed version of Amended and Restated Certificate of Incorporation of Chord Energy Corporation, as amended by amendment filed on July 1, 2022 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q on May 4, 2023, and incorporated herein by reference).
4.2	Fourth Amended and Restated Bylaws of Chord Energy Corporation adopted as of February 24, 2023 (filed as Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K on February 28, 2023, and incorporated herein by reference).
4.3*	First Amendment to the Chord Energy Corporation Long Term Incentive Plan.
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Netherland, Sewell & Associates, Inc.
23.3*	Consent of DeGolyer and MacNaughton.
23.4*	Consent of KPMG LLP relating to Enerplus Corporation.
23.5*	Consent of Netherland, Sewell & Associates, Inc. relating to Enerplus Corporation.
23.6*	Consent of McDaniel & Associates Consultants Ltd. relating to Enerplus Corporation.
23.7*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
107.1*	Calculation of Filing Fee Tables.
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on September 13, 2024.

CHORD ENERGY CORPORATION

By:	/s/ Daniel E. Brown
Name:	Daniel E. Brown
Title:	President and Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Shannon B. Kinney and Richard N. Robuck as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person,, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or hers substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 13, 2024.

Signatures	Title

/s/Daniel E. Brown	President and Chief Executive Officer and Director
Daniel E. Brown	(Principal Executive Officer)

/s/Richard N. Robuck	Executive Vice President, Chief Financial Officer and Treasurer
Richard N. Robuck	(Principal Financial Officer and Principal Accounting Officer)
/s/Susan M. Cunningham
Susan M. Cunningham	Board Chair

/s/Douglas E. Brooks
Douglas E. Brooks	Director

/s/Ian C. Dundas
Ian C. Dundas	Director

/s/Hilary A. Foulkes
Hilary A. Foulkes	Director

/s/Samantha F. Holroyd
Samantha F. Holroyd	Director

/s/Kevin S. McCarthy
Kevin S. McCarthy	Director

/s/M. Ward Polzin
M. Ward Polzin	Director

/s/Jeffrey W. Sheets
Jeffrey W. Sheets	Director

/s/Anne Taylor
Anne Taylor	Director

/s/Marguerite N. Woung-Chapman
Marguerite N. Woung-Chapman	Director